SECURITIES AND EXCHANGE COMMISSION

                         WASHINGTON, D.C.  20549



                                FORM 8-K



                             CURRENT REPORT



                   PURSUANT TO SECTION 13 OR 15(D) OF
                   THE SECURITIES EXCHANGE ACT OF 1934



     Date of Report (Date of Earliest Event Reported):  June 6, 1996



                     Commission file number:  1-7244



                     BALLY ENTERTAINMENT CORPORATION
         (Exact name of registrant as specified in its charter)



                Delaware                     36-2512405
     (State or other jurisdiction of      (I.R.S. Employer
     incorporation or organization)      Identification No.)



 8700 West Bryn Mawr Avenue, Chicago, Illinois  60631
 (Address of principal executive offices)    (Zip Code)



 Registrant's telephone number, including area code:  (312) 399-1300
















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                         Exhibit Index on Page 2

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                     BALLY ENTERTAINMENT CORPORATION
                                FORM 8-K
                             Current Report


 Item 5.   Other Events

           On June 6, 1996, Bally Entertainment Corporation ("Bally") announced that it had entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of June 6, 1996 with Hilton Hotels Corporation ("Hilton"), pursuant to which Bally will merge with and into Hilton (the "Merger"). If the Merger is consummated, each share of the Common Stock, par value $0.66-2/3 per share, of Bally (the "Bally Common Stock") issued and outstanding immediately prior to the Merger would be converted into the right to receive one share of the Common Stock, par value $2.50 per share, of Hilton (the "Hilton Common Stock"), after giving effect to a contemplated 4 for 1 stock split of the Hilton Common Stock. In the event that the trading price of the Hilton Common Stock (after giving effect to the contemplated stock split) for a specified period of time prior to the effective time of the Merger is less than $27.00 per share, each holder of Bally Common Stock will receive an additional cash payment for each share of Bally Common Stock held by such holder, up to a maximum of $3.00 per share, equal to the excess of $27.00 over such trading price. In addition, upon consummation of the Merger, each share of the Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock of Bally issued and outstanding immediately prior to the Merger will be converted into the right to receive one share of newly authorized Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock of Hilton.

           A copy of the news release relating to the Merger Agreement is attached as Exhibit 99 hereto and is incorporated herein by reference.

 Item 7.   Financial Statements and Exhibits

           c.   Exhibits

                99  News Release dated June 6, 1996




                                SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.



                                   BALLY ENTERTAINMENT CORPORATION
                               ---------------------------------------
                                             Registrant


 Dated:  June 12, 1996                 /s/ James S. Montana, Jr.
                               ----------------------------------------
                                         James S. Montana, Jr.
                               Senior Vice President and General Counsel



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